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                                                                   Exhibit 23.2





               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 950,000 shares of common stock for the Active Voice Corporation 2000 Stock Option Plan and 170,000 shares of common stock for the Active Voice Corporation 2000 Director Stock Option Plan of our report dated May 11, 2000, except for Note 15, as to which the date is June 29, 2000, with respect to the consolidated financial statements and schedule of Active Voice Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.

                                                     ERNST & YOUNG LLP
Seattle, Washington
November 14, 2000                                    /s/ ERNST & YOUNG LLP